Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for December 2012

LOS ANGELES (January 10, 2013) - RealD Inc. (NYSE: RLD) today announced that for December 2012, box office on RealD-enabled screens is estimated to be approximately $324 million ($136 million domestic, $188 million international).  This represents the third monthly period of RealD’s third quarter of fiscal 2013 ended December 31, 2012.

For the entire third quarter of fiscal 2013, box office on RealD-enabled screens is estimated to be approximately $643 million ($299 million domestic, $344 million international).

RealD’s third quarter of fiscal 2013 began on September 22, 2012 and ended on December 31, 2012, a longer quarterly reporting period than the year-ago period due to RealD’s previously announced change in quarterly reporting.  All future quarterly periods will coincide with traditional quarterly reporting periods going forward.  For example, RealD’s fourth quarter of fiscal 2013 began on January 1, 2013 and will end on March 31, 2013.

Note: international box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 90% of RealD’s international license revenues.  In addition, the announcements of estimated box office on RealD-enabled screens may contain currently updated estimates for prior monthly periods within the quarter.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the monthly and for the quarter-to-date periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; Tokyo, Japan; and Moscow, Russia.  For more information, please visit our website at www.reald.com.

© 2013 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com